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Exhibit 10.9

SUBORDINATION AGREEMENT

        THIS SUBORDINATION AGREEMENT (hereafter, this "AGREEMENT") is made as of the date last set forth below, by and between ORGANON USA INC., a New Jersey corporation ("SENIOR CREDITOR"), DRUG ROYALTY USA, INC., a Nevada corporation ("SUBORDINATING PARTY") and AMPHASTAR PHARMACEUTICALS, INC., a California corporation ("Amphastar").

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

        Section 1.    Certain Definitions.    The following terms shall have the following meanings for the purposes of this AGREEMENT:

          (a)    Collateral.    The term "COLLATERAL" shall mean (i) all of Amphastar's now existing or hereafter acquired right, title and interest in the TRADEMARK and the NDA; (ii) all income, fees, royalties and other payments at any time due or payable with respect thereto, including, without limitation, payments under all licenses at any time entered into in connection therewith; (iii) all reissues, extensions, continuations, renewals, supplements or amendments to the Trademark or the NDA; (iv) the right to sue for past, present and future infringements of the Trademark; and (v) all proceeds of any of the foregoing.

          (b)    Collection Action.    The term "COLLECTION ACTION" shall mean any of the following actions by SUBORDINATING PARTY: (i) ask, demand, sue for, take or receive from or on behalf of any of Amphastar, by set-off or in any other manner, the whole or any part of any monies which may now or hereafter be owing by Amphastar to SUBORDINATING PARTY on the whole or any part of the SUBORDINATED OBLIGATIONS, (ii) initiate or participate with others in any suit, action or proceeding against Amphastar to enforce payment of or to collect the whole or any part of the SUBORDINATED OBLIGATIONS, (iii) ask, demand, take or receive any additional security for the whole or any part of the SUBORDINATED OBLIGATIONS, (iv) initiate or participate with others in any action to realize upon the COLLATERAL or any of the assets of Amphastar, or (v) accelerate payment of the SUBORDINATED OBLIGATIONS.

          (c)    NDA.    The term "NDA" shall mean the New Drug Application, U.S. NDA No. 16-750.

          (d)    Proceeding.    The term "PROCEEDING" shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a person or entity.

          (e)    Royalty Purchase Agreement.    The term "ROYALTY PURCHASE AGREEMENT" means the agreement between Amphastar and SUBORDINATING PARTY dated August 5, 2003 pursuant to which SUBORDINATING PARTY will acquire from Amphastar a royalty interest in all U.S. sales of Cortrosyn by Amphastar, its affiliates, licensees, distributors and agents as more particularly described in the ROYALTY PURCHASE AGREEMENT for a purchase price of $8,000,000 and Amphastar has agreed to grant to DRC a Security Interest in the Collateral and certain other now existing or hereafter acquired assets of Amphastar.

          (f)    Security Interests.    The term "SECURITY INTERESTS" shall mean the security interests of the SENIOR CREDITOR and SUBORDINATING PARTY in the COLLATERAL.

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          (g)    Senior Debt.    The term "SENIOR DEBT" shall mean the payment obligations of Amphastar to SENIOR CREDITOR arising under Sections 4.1(b) and 4.1(c) of the Asset Sale Agreement between Amphastar and SENIOR CREDITOR dated June 26, 2003, whether now existing or hereafter arising (including interest occurring on or after the filing of any petition in bankruptcy or for reorganization relating to Amphastar, whether or not such post-petition interest is allowed as a claim in such proceeding).

          (h)    Subordinated Obligations.    The term "SUBORDINATED OBLIGATIONS" shall mean the obligations of Amphastar to SUBORDINATING PARTY under the ROYALTY PURCHASE AGREEMENT and the security agreement between Amphastar and SUBORDINATING PARTY dated as of August 5, 2003.

          (i)    Trademark.    The term "TRADEMARK" shall mean the U. S. Trademark CORTROSYN, U. S. Trademark Registration No. 779366.

        Section 2.    Priority of Liens and Security Interests.    SUBORDINATING PARTY and SENIOR CREDITOR hereby agree and declare that at all times, whether before, after or during the pendency of any PROCEEDING, and notwithstanding the priorities which would ordinarily result from the order of the granting of a SECURITY INTEREST, or the order, sequence or date of the filing of any financing statements or obtaining of possession, and whether or not perfected or unavoidable, SENIOR CREDITOR'S SECURITY INTEREST shall constitute and be a senior and superior security interest, pledge, assignment, lien and charge in and upon the COLLATERAL and prior in right to any interest of SUBORDINATING PARTY in the COLLATERAL howsoever arising, and that the SUBORDINATING PARTY'S SECURITY INTEREST shall be subject and subordinate to the SENIOR CREDITOR'S SECURITY INTEREST. SENIOR CREDITOR and SUBORDINATING PARTY hereby agree to take any reasonable actions necessary to cause the public records to reflect the respective priorities of their SECURITY INTERESTS. SUBORDINATING PARTY agrees to file financing statements perfecting the SUBORDINATING PARTY'S SECURITY INTEREST after the filing of financing statements perfecting SENIOR CREDITOR'S security agreement.

        Section 3.    Permitted Payments and Payment Blockage.

        (a)   Except as provided in Section 3(b) and Section 4 of this AGREEMENT, Amphastar may make all payments to the SUBORDINATING PARTY required under and in accordance with the ROYALTY PURCHASE AGREEMENT and such payments shall not constitute an Event of Default of the SENIOR DEBT. SUBORDINATING PARTY has furnished a copy of the ROYALTY PURCHASE AGREEMENT and the related security agreement to SENIOR CREDITOR.

        (b)   No payment shall be made by or on behalf of Amphastar on account of the principal of, premium, if any, or interest on the SUBORDINATED OBLIGATIONS or to defease or acquire any of the SUBORDINATED OBLIGATIONS for cash or property, or on account of the redemption provisions of the SUBORDINATED OBLIGATIONS or on account of any fees, indemnities, expenses and any other obligation relating to the SUBORDINATED OBLIGATIONS, during the period of any default in the payment of any obligation on the SENIOR DEBT when due (a "DEFAULT") beginning on the date that the SUBORDINATING PARTY receives written notice of such DEFAULT from SENIOR CREDITOR, and ending on the earlier of (i) the date that all SENIOR DEBT is indefeasibly paid in full in cash, or (ii) the date on which such DEFAULT is cured.

        Section 4.    Subordination Standby.

        (a)   SUBORDINATING PARTY agrees that payment of the SUBORDINATED OBLIGATIONS is expressly subordinated to the prior payment in full in cash of all SENIOR DEBT. Except as provided in Section 3(a) and clause (b) of this Section 4, the SUBORDINATING PARTY shall not accept any payment with respect to the SUBORDINATED OBLIGATIONS or take any COLLECTION ACTION, unless and until the SENIOR DEBT shall have been indefeasibly paid in full in cash. If

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SUBORDINATING PARTY in violation of this AGREEMENT shall attempt any COLLECTION ACTION, SENIOR CREDITOR may interpose as a defense or plea the making of this AGREEMENT and may intervene and interpose such defense or plea in its name or in the name of Amphastar and SENIOR CREDITOR may by virtue of this AGREEMENT restrain the enforcement thereof.

        (b)   So long as no DEFAULT with respect to the SENIOR DEBT has occurred and is continuing, SUBORDINATING PARTY may take COLLECTION ACTION against Amphastar and realize upon the SUBORDINATING PARTY'S SECURITY INTEREST, upon the occurrence of both of the following:

          (i)    any event of default under the documents evidencing the SUBORDINATED OBLIGATIONS that is not cured by Amphastar within the period, if any, provided in such documents; and

          (ii)   SENIOR CREDITOR shall not have commenced any action to realize upon its SECURITY INTEREST in the COLLATERAL. Upon the request of SENIOR CREDITOR, SUBORDINATING PARTY shall immediately cease any such COLLECTION ACTION then being pursued by SUBORDINATING PARTY if SENIOR CREDITOR at any time elects, in its sole discretion, after a Default on the SENIOR DEBT has occurred and is continuing, to commence any COLLECTION ACTION.

        Section 5.    Priority on Distribution.    In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or a substantial part of the assets of any of Amphastar, or the proceeds of the COLLATERAL, or of any readjustment of the obligations and indebtedness of Amphastar or of the sale of the COLLATERAL, then, and in any such event, all SENIOR DEBT shall be paid in full in cash before any payment or distribution is made in respect of SUBORDINATED OBLIGATIONS.

        Section 6.    Payments or Distributions Received by SUBORDINATING PARTY.    Should any payment or distribution which is not permitted by this AGREEMENT be received by SUBORDINATING PARTY upon or with respect to SUBORDINATED OBLIGATIONS prior to the satisfaction of all SENIOR DEBT, SUBORDINATING PARTY shall receive and hold the same in trust as trustee, for the benefit of SENIOR CREDITOR and shall forthwith deliver the same to SENIOR CREDITOR in precisely the same form received (except for the endorsement or assignment of SUBORDINATING PARTY where necessary) for application to the SENIOR DEBT, due or not due, and until so delivered, the same shall be held in trust by SUBORDINATING PARTY as the property of SENIOR CREDITOR.

        Section 7.    Proceedings.    SUBORDINATING PARTY may not commence or join with any other creditor in commencing any PROCEEDING with respect to Amphastar unless the SENIOR DEBT has been indefeasibly paid in full in cash. In the event that the SENIOR DEBT has not been indefeasibly paid in full in cash, and any PROCEEDING is instituted by or against Amphastar or against any property of Amphastar or any in any state or Federal court, then:

          (a)   all SENIOR DEBT shall be indefeasibly paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of the SUBORDINATED OBLIGATIONS arising from the Collateral;

          (b)   any payment or distribution of any character, whether in cash, securities or other property, which would otherwise (but for the terms hereof) be payable or deliverable on account of the SUBORDINATED OBLIGATIONS arising from the Collateral shall be paid or delivered directly to SENIOR CREDITOR until all of the SENIOR DEBT shall have been indefeasibly paid in full in cash, and SUBORDINATING P ARTY hereby irrevocably authorizes, empowers and

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  directs all receivers, trustees, liquidators, conservators and others having authority to effect all such payments and deliveries; and

          (c)   nothing in this Section 7 shall limit, alter or affect the SUBORDINATING PARTY'S entitlement to payments or distributions on SUBORDINATED OBLIGATIONS under any PROCEEDING to the extent such payments or distributions arise from assets or property of Amphastar other than the Collateral.

        SUBORDINATING PARTY irrevocably authorizes, empowers and directs SENIOR CREDITOR to demand, sue for, collect and receive every payment or distribution described in clause (b) of this Section 7, and SUBORDINATING PARTY agrees to execute and deliver to SENIOR CREDITOR or its representative all such further instruments confirming such authorization, empowerment and direction.

        Section 8.    Disposition of Assets of Amphastar.    No right of SENIOR CREDITOR to enforce the subordination provisions contained in this AGREEMENT shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of SENIOR CREDITOR in connection with sale of the COLLATERAL or otherwise. SENIOR CREDITOR may use such means of collection and exercise such diligence and remedies with respect to the SENIOR DEBT and the COLLATERAL as SENIOR CREDITOR, in its sole and absolute discretion, deems appropriate under the circumstances.

        Section 9.    Release of Liens by SUBORDINATING PARTY.    SUBORDINATING PARTY agrees that in the event of any sale or other disposition of any of the assets of Amphastar constituting Collateral by SENIOR CREDITOR, (a) SUBORDINATING PARTY shall not have any right to object to the sale or other disposition of such assets or withhold or delay its consent, if such consent is reasonably required for the sale or other disposition of such assets; and (b) upon the request of SENIOR CREDITOR, SUBORDINATING PARTY shall provide all necessary releases of security interests, assignments, pledges and liens held by SUBORDINATING PARTY necessary to accomplish such sale or other disposition free and clear of all security interests, assignments, pledges and liens of SUBORDINATING PARTY, all without any consideration or payment to SUBORDINATING PARTY, unless the proceeds from such sale are applied to indefeasibly pay the SENIOR DEBT in full, in which event any proceeds in excess of the amount used to pay the SENIOR DEBT in full shall be paid to SUBORDINATING PARTY.

        Section 10.    SUBORDINATING PARTY.

        (a)   In the event that Amphastar defaults on its obligation to make the payments under Sections 4.1 (b) or 4.1 (c) of the Asset Sale Agreement, referred to in Section 1 (g) of this AGREEMENT, the SUBORDINATING PARTY shall have the right and opportunity (but not the obligation) to cure such breach within ten (10) days of the SUBORDINATING PARTY receiving written notice from SENIOR CREDITOR of Amphastar's breach. In the event that SUBORDINATING PARTY cures such a breach within ten (10) days of receiving written notice from SENIOR CREDITOR of Amphastar's breach, SENIOR CREDITOR agrees that such a breach by Amphastar will not constitute an Event of Default (as such term is defined in the SENIOR CREDITOR Security Agreement dated June 26, 2003 between SENIOR CREDITOR and Amphastar pertaining to the SENIOR DEBT). SENIOR CREDITOR agrees not to exercise any of its rights and remedies (including commencing any collection action or proceeding) until such time as it has given written notice to SUBORDINATING PARTY of default by Amphastar in making the required payment of SENIOR DEBT when due and SUBORDINATING PARTY has failed to remedy such default within the ten-day cure period.

        (b)   Forthwith upon payment in full, by either Amphastar or SUBORDINATING PARTY, to SENIOR CREDITOR of the SENIOR DEBT, SENIOR CREDITOR agrees to release and discharge all of its Security Interests held by SENIOR CREDITOR relating to the SENIOR DEBT and shall

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ensure that all registrations and filings necessary or desirable to affect or record the release and discharge are made including a UCC-3 termination statement.

        (c)   In the event of payment in full by SUBORDINATING PARTY to SENIOR CREDITOR of the SENIOR DEBT, SENIOR CREDITOR agrees that it shall continue to perform its obligations in accordance with the terms and conditions of the Toll Agreement and the Quality Agreement, both between SENIOR CREDITOR and Amphastar and dated June 26, 2003.

        Section 11.    Default.    SUBORDINATING PARTY and SENIOR CREDITOR shall each provide to the other a copy of any notice of the occurrence of any default or event of default by Amphastar with respect to the SUBORDINATED OBLIGATIONS or the SENIOR DEBT, respectively, at the time any such notice is delivered to Amphastar.

        Section 12.    Instrument Legend.    Any document evidencing SUBORDINATED OBLIGATIONS and any renewals or replacements thereof shall be inscribed with a legend, satisfactory to SENIOR CREDITOR, conspicuously indicating that payment thereof is subordinated to the claims of SENIOR CREDITOR pursuant to the terms of this AGREEMENT.

        Section 13.    Subrogation.    After all of the SENIOR DEBT has been indefeasibly paid in full in cash and until the SUBORDINATED OBLIGATIONS has been paid in full, SUBORDINATING PARTY shall be subrogated to the rights of SENIOR CREDITOR to receive distributions with respect to the SENIOR DEBT, to the extent that distributions otherwise payable to the SUBORDINATING PARTY have been applied to the payment of the SENIOR DEBT in accordance with the provisions of this AGREEMENT. As between Amphastar and SUBORDINATING PARTY, a distribution applied to the payment of the SENIOR DEBT in accordance with the provisions of this AGREEMENT which otherwise would have been made to SUBORDINATING PARTY shall not be deemed a payment by Amphastar on the SUBORDINATED OBLIGATIONS, it being understood that the subordination provisions of this AGREEMENT are intended solely for the purpose of defining the relative rights of the SENIOR CREDITOR, on the one hand, and the SUBORDINATING PARTY, on the other hand, and nothing contained in this AGREEMENT shall impair the obligations of Amphastar, which are absolute and unconditional, to pay to SUBORDINATING PARTY the SUBORDINATED OBLIGATIONS as and when the same shall become due and payable in accordance with its terms, except as such obligation is modified by the rights confirmed hereunder in favor of the SENIOR CREDITOR, or affect the relative rights of SUBORDINATING PARTY and the creditors of Amphastar other than SENIOR CREDITOR.

        Section 14.    Assignment of SUBORDINATED OBLIGATIONS.    SUBORDINATING PARTY agrees that, until the SENIOR DEBT has been indefeasibly paid in full in cash, it will not assign, transfer, recast, permit a refinancing of, or grant a participating interest in, all or any portion of the SUBORDINATED OBLIGATIONS, other than by way of security to the SUBORDINATING PARTY'S secured creditors pursuant to an agreement between Canadian Imperial Bank of Commerce, Drug Royalty Corporation Inc. and Drug Royalty USA, Inc. dated January 29, 2003 without the prior written consent of SENIOR CREDITOR not to be unreasonably withheld.

        Section 15.    Term.    This AGREEMENT shall constitute a continuing agreement between SUBORDINATING PARTY and SENIOR CREDITOR for the benefit of SENIOR CREDITOR, and shall remain in full force and effect until all of the SENIOR DEBT shall have been indefeasibly paid in full in cash.

        Section 16.    Notices.    Any notice, demand or other communication required or permitted under the terms of this AGREEMENT shall be in writing with return receipt or other acknowledgment requested, and shall be made by facsimile, Federal Express or other similar overnight delivery service

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or certified or registered mail, return receipt requested, and shall be effective upon receipt. Notices shall be addressed as provided below:

          (a)   If to SENIOR CREDITOR:

      375 Mt. Pleasant Avenue
      West Orange, NJ 07052
      Attn: Michael Novinski, President

      With a copy addressed to:
      Patrick J. Osinski, Vice President and General Counsel

          (b)   If to SUBORDINATING PARTY:

      Bank of America Center
      101 Convention Center Drive
      Suite 850, P.O. Box 50401
      Las Vegas, Nevada 89109
      Attn: President
      Fax No.: (702) 598-3651

          (c)   If to Amphastar:

      11570 Sixth Street
      Rancho Cucamonga, California 91730
      Attn: Chief Financial Officer
      Fax No.: (909) 980-6139

or at such other address as any party may designate by notice to the other parties in accordance with the provisions hereof.

        Section 17.    Governing Law.    This AGREEMENT shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of New Jersey, without regard to its principles of conflicts of law.

        Section 18.    Parties.    This AGREEMENT shall be binding upon, and inure to the benefit of, SUBORDINATING PARTY, SENIOR CREDITOR and their respective successors and assigns. SENIOR CREDITOR will not assign the documents pertaining to the SENIOR DEBT without the assignee agreeing in writing in favor of the SUBORDINATING PARTY to be bound by this Agreement.

        Section 19.    Entire Agreement.    This AGREEMENT constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, whether express or implied, oral or written with respect to the subject matter hereof. Neither this AGREEMENT nor any portion or provision hereof may be changed, waived or amended orally or in any manner other than by an agreement in writing signed by the parties.

        Section 20.    Additional Documentation.    Each party shall execute and deliver to the other such further instruments and shall take such further action as the other party may at any time or times reasonably request in order to carry out the provisions and intent of this AGREEMENT.

        Section 21.    Severability.    The provisions of this AGREEMENT are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, it is the intent of the parties that such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, and that this AGREEMENT shall be construed as if such invalid or unenforceable provision had never been contained herein.

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        Section 22.    Counterparts.    This AGREEMENT may be executed in as many counterpart copies as may be required. It shall not be necessary that the signature of, or on behalf of, each party appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. Facsimile signatures shall be effective as originals.

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        IN WITNESS WHEREOF, this AGREEMENT has been duly executed by the parties hereto as of the 5th day of August, 2003.

ORGANON USA, INC.
By:	/s/ H. COSTERMANS	/s/ P.J. OSINSKI
Name:	H. Costermans;	P.J. Osinski
Its:	Vice President;	Vice President
AMPHASTAR PHARMACEUTICALS, INC.
By:	/s/ DAVID W. NASSIF David W. Nassif Chief Financial Officer
DRUG ROYALTY USA, INC.
By:	/s/ BEHZAD KHOSROWSHAHI Behzad Khosrowshahi President & CEO

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ROYALTY PURCHASE AGREEMENT

BETWEEN

AMPHASTAR PHARMACEUTICALS, INC.

and

DRUG ROYALTY USA, INC.

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5.3	Deliveries by Amphastar	15
5.4	DRC's Conditions	15
5.5	Amphastar's Conditions	16
5.6	Waiver	16
5.7	Failure to Satisfy Conditions	16
ARTICLE 6	INDEMNIFICATION	16
6.1	Mutual Indemnifications for Breaches of Warranty, etc	16
6.2	Third Party Claims	17
6.3	Agency for Representatives	17
ARTICLE 7	GENERAL	17
7.1	Amendment	17
7.2	Remedies Cumulative and Waivers	18
7.3	Performance on Holidays	18
7.4	Financial Reporting Standards	18
7.5	Expenses	18
7.6	Time	18
7.7	Notices	18
7.8	Assignment	19
7.9	Further Assurances	19
7.10	Independent Parties	20
7.11	Public Announcements	20
7.12	Severability	20
7.13	Specific Performance	20
7.14	Third Party Beneficiary	20
7.15	Counterparts	20
7.16	Facsimile Execution	20
7.17	Confidentiality	21
7.18	Waiver of Jury	21
7.19	Service of Process	21

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        THIS AGREEMENT is made and entered into as of the 5th day of August, 2003 by and between AMPHASTAR PHARMACEUTICALS, INC., a subsisting California corporation ("Amphastar"), andDRUG ROYALTY USA, INC., a subsisting Nevada corporation ("DRC").

RECITALS:

A.
Amphastar is a pharmaceutical company that is in the business of discovering, developing, manufacturing, marketing, distributing and selling generic and specialty pharmaceutical products.

B.
Pursuant to an asset sale agreement (the "Sale Agreement") dated June 26, 2003 between Amphastar and Organon USA Inc. ("Organon") Amphastar acquired from Organon the Purchased Rights (as such term is defined therein) (the "Acquisition").

C.
DRC has agreed to provide funds to Amphastar in return for a royalty interest in the Net Sales of Cortrosyn, all on the terms and conditions provided in this Agreement.

        NOW, THEREFORE, in consideration of the premises, the mutual covenants in this Agreement and of other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1    Definitions

        All defined terms denoted by a capital letter have the meanings ascribed to them as set forth in Schedule A hereto.

1.2    Headings

        The division of this Agreement into Articles, Sections, Subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The Article, Section, Subsection and Schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement.

1.3    Number and Gender

        In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4    Entire Agreement

        This Agreement, together with the Closing Documents, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, negotiations, discussions and understandings, written or oral including the Confidentiality Agreement. There are no representations, warranties, conditions, other agreements or acknowledgements, whether direct or collateral, or express or implied, that form part of or affect this Agreement, or which induce any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement or in the Closing Documents.

1.5    Applicable Law and Attornment

        The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of New York without giving effect to conflict of law principles. The Parties irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of the State of New York with respect to any matter arising hereunder or related hereto.

        Each Party irrevocably waives:

          (i)    any objection which it may have at any time to the laying of venue of any litigation arising out of or relating to this Agreement brought in any court of the State of New York;

          (ii)   any claim that any such litigation brought in any court of the State of New York has been brought in an inconvenient forum; and

          (iii)  the right to object, with respect to such litigation brought in any court of the State of New York, that such court does not have jurisdiction over such Party.

        Each Party agrees that a final judgment in any litigation commenced in any court of the State of New York shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

1.6    Currency

        Unless specified otherwise, all statements of or references to monetary amounts in this Agreement are to US Dollars.

1.7    Schedules

        The following Schedules form part of this Agreement:

Schedule	Description of Schedule
A	Definitions
B	Intellectual Property
C	Representations and Warranties—Disclosure
D	Form of Security Agreement

1.8    Interpretation

        Neither Party shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one Part or the other.

ARTICLE 2
INVESTMENT AND ROYALTY INTEREST

2.1    DRC Investment

        Subject to the provisions of this Agreement and to Closing, Amphastar agrees to pay to DRC the Royalty Interest in accordance with the terms hereof and such other amounts as provided herein in consideration of the payment of $8 million by DRC to Amphastar on Closing (the "Invested Amount").

2.2    Payment of Royalty Interest

        (a)   Subject to Section 2.2(g) and Section 2.4, in consideration of the Invested Amount, Amphastar shall pay to DRC a royalty of:

          (i)    23% of Net Sales of Cortrosyn up to and including $2.5 million per Quarter;

          (ii)   3% of Net Sales of Cortrosyn in excess of $2.5 million but not more than $5 million per Quarter; and

          (iii)  1% of Net Sales of Cortrosyn in excess of $5 million but not more than $7.5 million per Quarter,

    (collectively, the "Royalty Interest"). Subject to Section 2.2(g) and Section 2.4, for avoidance of doubt, no royalty shall be paid to DRC in respect of any Net Sales of Cortrosyn in excess of $7.5 million per Quarter.

        (b)   Calculation and payment of the Royalty Interest shall be based on all Net Sales of Cortrosyn commencing the first Business Day after the Closing Date to and including the last day of the Term.

        (c)   Amphastar shall pay the Royalty Interest to DRC within 30 days of the end of each Quarter during the Term based on the Net Sales of Cortrosyn in the immediately preceding Quarter.

        (d)   Any payment of the Royalty Interest shall, if overdue, bear interest from the due date at a per annum rate of five percent (5%) above the Prime Rate in effect on the due date until the Royalty Interest and such interest is paid in full. The payment of such interest shall not foreclose DRC from exercising any other rights it may have as a consequence of the lateness of any payment of the Royalty Interest.

        (e)   Amphastar agrees to pay the Royalty Interest to DRC without set-off, counterclaim, withholding or deduction. For avoidance of doubt, this clause shall not be construed to alter the deductions permitted in connection with the sales of Cortrosyn as set forth in the definition of Net Sales of Cortrosyn.

        (f)    Amphastar agrees that the Royalty Interest shall be paid to DRC throughout the Term until and unless DRC otherwise directs in writing.

        (g)   In the event that Amphastar receives orders for Cortrosyn from its customers during a period of time for which Amphastar has insufficient inventory of Cortrosyn to meet all of its outstanding orders (the "Backorders"), any Backorders that are subsequently filled by the sale of Cortrosyn shall be credited to Net Sales of Cortrosyn in the Quarter in which the inventory shortage giving rise to such Backorders commenced up to the maximum dollar entitlement of Royalty Interest under Sections 2.2(a)(i), 2.2(a)(ii) and 2.2(a)(iii) in respect of that Quarter. The royalty in respect of such Backorders for such Quarter shall be included in the calculation of the Royalty Interest and shall be paid by Amphastar to DRC in accordance with this Section 2.2. If the Royalty Interest for such Quarter has been previously calculated and paid by Amphastar to DRC, the Royalty Interest shall be recalculated to take into account the filled Backorders and Amphastar shall pay to DRC the amount of the Royalty Interest for such Quarter less any amount previously paid in respect of such Quarter. Schedule B sets forth an illustration of the calculation of the Royalty Interest under this Section 2.2(g).

2.3    Term

        (a)   Subject to Section 2.3(b), the term of this Agreement shall commence on the Closing Date and continue for a period of 5 years ending on August 4, 2008 (the "Term").

        (b)The Term shall automatically be extended, without any further act or formality, if the Toll Agreement (as defined below) and the Quality Agreement (as defined below) are terminated prior to the expiration of the 3 year and 5 year term, respectively, or if Organon ceases to supply the API or manufacture the Product for any reason for more than 90 consecutive days (the "Trigger Event"). This extension shall apply successively upon the occurrence of each Trigger Event and shall continue in each instance for the period of time commencing on the date of the Trigger Event and ending when Amphastar or a third party for and on behalf of Amphastar begins to supply the API and/or manufacture the Product under a valid Registration (including a supplemental NDA) and all regulatory approvals required by Applicable Law having been obtained.

2.4    Additional DRC Default Rights

        In the event that Amphastar fails to pay Organon the balance of the purchase price of $12,000,000 when due in accordance with Section 4.1(b) and (c) of the Sale Agreement and DRC pays to Organon the amount of purchase price not paid by Amphastar (the "Additional Invested Amount") then in addition to and not in substitution for any rights and remedies of DRC under this Agreement, the Security Agreement, at law or in equity:

  (a)
  Amphastar shall pay to DRC the Additional Invested Amount together with interest on the unpaid balance of the Additional Invested Amount at the rate of 20% per annum calculated and payable monthly, without setoff, counterclaim, withholding or deduction. Until such time as the Additional Invested Amount together with such interest is paid in full, Amphastar shall pay all Excess Cash Flow to DRC on the first business day of each month.

  (b)
  Amphastar shall carryon its business in the ordinary course with a view to maximizing Excess Cash Flow.

  (c)
  Amphastar shall not create, incur, assume or otherwise become liable for any indebtedness for borrowed money, bank debt or other debt other than trade payables incurred in the ordinary course of its business, grant or permit any Encumbrance, make or provide any loan or other financial assistance, make any capital expenditure, investment, distribution or return of capital, declare or pay any dividends, redeem or purchase any of its shares or take or fail to take any other action if such action or inaction would or is reasonably likely to materially reduce Excess Cash Flow, except in accordance with an annual budget prepared by Amphastar and agreed to in writing by DRC or otherwise with the prior written consent of DRC.

  (d)
  Amphastar shall have the right to pay the Additional Invested Amount together with the interest thereon contemplated in Section 2.4(a) at any time provided an Event of Default has not occurred under the Security Agreement.

  (e)
  The Term shall automatically be extended without any further act or formality by a period equal to the period commencing on the date of payment by DRC of the Additional Invested Amount and ending on the date of payment by Amphastar to DRC of the Additional Invested Amount together with interest thereon in full. This extension of the Term shall be in addition to any extension contemplated in Section 2.3(b).

  (f)
  Notwithstanding the provisions of Section 2.2, the provisions of this Section 2.4 shall apply until and unless the Additional Invested Amount together with interest thereon contemplated in Section 2.4(a) has been paid to DRC in full, whereupon the provisions of Section 2.2 shall apply.

  (g)
  For avoidance of doubt, (i) DRC may, but has no obligation to, pay the Additional Invested Amount; (ii) nothing herein shall affect the rights of any third party secured creditor of Amphastar; and (iii) until and unless the Additional Invested Amount together with interest contemplated in Section 2.4(a) has been paid in full, Amphastar shall have no obligation to accrue or pay the Royalty Interest pursuant to Section 2.2.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of Amphastar

        Amphastar represents and warrants to DRC as of the date of this Agreement as follows and acknowledges that DRC is relying on such representations and warranties in entering into this Agreement:

        3.1.1    Corporate Matters

        (a)   Amphastar is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by either Amphastar or, to the best of its knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Amphastar. A true and correct copy of the articles of incorporation as amended of Amphastar and the by-laws as amended of Amphastar have been previously provided to DRC.

        (b)   The authorized capital of Amphastar consists of 50,000,000 -shares of voting common stock and 10,000,000 shares of preferred stock of which 33,804,100 common stock and no preference stock have been validly issued and are outstanding.

        (c)   Amphastar has all necessary power and capacity to execute and deliver and to observe and perform its covenants and obligations under this Agreement and the Closing Documents to which it is a party. Amphastar has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under this Agreement and the Closing Documents to which it is a party. A true and correct copy of the resolution of the board of directors of Amphastar approving the within transaction has been previously provided to DRC.

        (d)   This Agreement and each Closing Document to which it is a party have been or will be duly executed and delivered by Amphastar, and this Agreement and each such Closing Document constitute a valid and binding obligation of Amphastar enforceable against it in accordance with its terms; provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the Court from which they are sought.

        (e)   Amphastar has all necessary corporate power and capacity to carryon its business as is presently carried on by it and to manufacture, market, sell and distribute Cortrosyn.

        (1)   Amphastar is a private company and is not a registrant in the United States. Amphastar is up-to-date in all filings required under, and is not otherwise in default of, any requirement of any applicable securities laws or regulations. .

        3.1.2    The Financial Statements

        The Financial Statements:

        (a)   have been prepared in accordance with GAAP, applied on a basis consistent with that of the preceding periods;

        (b)   are true and fair in all material respects;

        (c)   accurately disclose the material assets, liabilities and financial position of Amphastar and its Affiliates and the results of the operations of Amphastar and its Affiliates as at the dates thereof and for the periods covered thereby; and

        (d)   contain or reflect adequate provision for all liabilities and obligations of Amphastar and its Affiliates, as at the date thereof.

        As at the date hereof, Amphastar is not aware of any information that would render the Financial Statements incomplete or inaccurate in any material respect.

        3.1.3    Undisclosed Liabilities

        Amphastar and its Affiliates have no material liabilities of any kind except:

        (a)   liabilities disclosed or provided for in the Financial Statements and liabilities created by the Acquisition Agreements (as defined below); and

        (b)   liabilities incurred in the ordinary course of business since December 31, 2002, which are consistent with past practice and are not, in the aggregate, material and adverse to the financial condition or results of operations of Amphastar and its Affiliates taken as a whole.

        3.1.4    Absence of Changes

        Since December 31, 2002:

        (a)   there has not been any change in the financial condition or results of operations of Amphastar and its Affiliates, other than changes in the ordinary course of business, and such changes and those resulting from the Acquisition Agreements (i) have not, either individually or in the aggregate, been materially adverse and (ii) have not had or are not reasonably expected to have, either before or after the date hereof, a material adverse effect on the financial condition of Amphastar and its Affiliates, or Amphastar's or its Affiliates' future prospects taken as a whole; and

        (b)   there has not been any termination, amendment or revocation of any contract, lease, license, patent or other agreement or any damage, destruction, loss, labor dispute or other event, development or condition of any character (whether or not covered by insurance) which has had, or could have, a material adverse effect on Amphastar, its Affiliates or their future prospects taken as a whole.

        3.1.5    Material Contracts

        (a)   Except for the Sale Agreement, the security agreement between Amphastar and Organon (the "Organon Security Agreement"), the toll manufacturing agreement between Amphastar and Organon pertaining to Cortrosyn (the "Toll Agreement") and the quality agreement between Amphastar and Organon (the "Quality Agreement"), each dated June 26, 2003 and as each such agreement may be amended, restated, supplemented or otherwise modified from time to time (collectively, the "Acquisition Agreements"), neither Amphastar nor any of its Affiliates is a party to or bound by any material instrument, contract, lease, license, patent, commitment or other agreement whatsoever, whether oral or written, which relate to the ownership of Cortrosyn, the Product Rights or the Intellectual Property or the right to make, use, license, market, distribute, promote, offer to sell or sell the Intellectual Property or Cortrosyn. A true correct and complete copy of each of the Acquisition Agreements has been delivered to DRC or its solicitors.

        (b)   Each of the Acquisition Agreements is in good standing in full force and effect with no amendment, and constitutes valid and binding obligations of the parties thereto enforceable in accordance with their respective terms. Each of the parties thereto has complied with all material terms thereof, has paid all amounts due thereunder, has not waived any rights or defaults thereunder and no default or breach exists in respect thereof on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach and neither party has given or received a notice of termination, waiver, force majeure, suspension or delay under or in respect of any of the Acquisition Agreements.

        3.1.6    Absence of Conflicting Agreements

        None of the execution and delivery of, or the observance and performance by Amphastar of, any covenant or obligation under this Agreement or any Closing Document to which it is a party or the consummation of any of the transactions contemplated thereby:

        (a)   contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

          (i)    any Applicable Law;

          (ii)   the articles of incorporation, by-laws, directors' or shareholders' resolutions of Amphastar or any shareholders agreement or voting trust pertaining to Amphastar; or

          (iii)  any instrument, contract, lease, license, patent or other agreement to which Amphastar or any of the Affiliates of either of them is a party, or by which it or its Business or property is bound or affected;

        (b)   relieves any party to any instrument, contract, lease, license, patent or other agreement described in clause (iii) above of any of its obligations or enables it to terminate, suspend or to amend any of its obligations thereunder; or

        (c)   results in the creation or imposition of any Encumbrance on Amphastar, any of its Affiliates, Cortrosyn, the Product Rights or the Intellectual Property other than the Security Agreement (as defined below) in favor of DRC.

        3.1.7    Consents and Approvals

        No consent, approval, license, order or authorization, registration, declaration or filing with or of any Governmental Agency or other Person is required by Amphastar or its Affiliates, in connection with:

          (a)   the execution and delivery by Amphastar of this Agreement and the Closing Documents to which it is party;

          (b)   the observance and performance by it of its obligations under this Agreement and the Closing Documents to which it is party except as contemplated herein;

          (c)   the consummation of any of the transactions contemplated thereby; or

          (d)   the completion of the Acquisition.

        3.1.8    Compliance with Applicable Law

        Each of Amphastar and each of its Affiliates has conducted and is conducting its business in compliance with all Applicable Laws, and not in breach of any Applicable Laws. Each of Amphastar and each of its Affiliates is in good standing in all jurisdictions where it is required to be registered, licensed or otherwise qualified due to the nature, location or character of its business and assets (including the Purchased Assets), including in each state, district, commonwealth and territory of the United States of America.

        3.1.9    Litigation

        Except as disclosed in the Financial Statements, there is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding including appeals and applications for review, in progress against or affecting Amphastar or any of its Affiliates which could reasonably be expected to result in any Material Adverse Financial Change of Amphastar and its Affiliates taken as a whole or relating to Cortrosyn or any of the Product Rights or Intellectual Property, nor are any of the same pending or, to the best of Amphastar's knowledge, threatened. There is not presently outstanding against Amphastar or any of its Affiliates any judgment, decree, injunction, rule, order or award of any court, Governmental Agency or arbitrator that may adversely affect Amphastar or any of its Affiliates or Amphastar's right or ability to manufacture, market, sell or distribute Cortrosyn or the ownership or rights of Amphastar to any of the Product Rights or Intellectual Property.

        3.1.10    Purchased Assets

        Amphastar is the owner of the Purchased Assets including the Product Rights and Intellectual Property, with good and marketable title thereto, free and clear of all Encumbrances other than the security granted to Organon under the Organon Security Agreement and to DRC under the Security Agreement.

        3.1.11    Royalty Interest

        Amphastar is entitled to grant and pay the Royalty Interest to DRC as herein contemplated. There has been no sale, conveyance, assignment or granting of any license or any royalties or similar rights to or the creation of any Encumbrance on or in respect of the Royalty Interest, the Product Rights, Intellectual Property, the Acquisition Agreements or the Collateral as defined in and under the Security Agreement in favor of any other Person except for the Royalty Interest to DRC contemplated by this Agreement; the security granted to Organon under the Organon Security Agreement and as set forth in Schedule C.

        3.1.12    No Options

        No Person other than Organon, by virtue of the Organon Security Agreement and DRC has any agreement, option, warrant or right, or any right capable of becoming any of the foregoing, for the purchase of all or any of Amphastar's right, title or interest in Cortrosyn or any of the Acquisition Agreements, the Product Rights or Intellectual Property.

        3.1.13    Marketing

        Amphastar has no current proposal or intention to abandon or delay the marketing, sales and distribution of Cortrosyn nor is it aware of any existing circumstance, event or condition which could have a material adverse effect on the marketing, sales and distribution of Cortrosyn.

        3.1.14    Intellectual Property

          (a)   The Intellectual Property consists on the date hereof of the Trade Mark, the NDA and the "cortrosyn.com" and "cortrosyn.us" domain names and is sufficient to carryon the business of the production, manufacture, marketing, distribution and sale of Cortrosyn. To the best of Amphastar's knowledge and belief, the Trade Mark ownership has been validly transferred from Organon Inc. to Organon on June 19,2003 by recordation of a change of name document within the records of the United States Patent and Trade Mark Office. The Trade Mark ownership has been validly assigned by Organon to Amphastar on June 26, 2003 and such assignment has been duly recorded by the United States Patent and Trade Mark Office. Amphastar is the registered owner of the Trade Mark free and clear of all Encumbrances. Amphastar has not, and to its knowledge, Organon has not allowed or acquiesced in the use of the Trade Mark by any other Person in the Territory. To the best of Amphastar's knowledge and belief, the Trade Mark is distinctive and is not confusing with any other trade mark or trade name. The United States trade mark registration of the Trade Mark in the name of Amphastar as the owner thereof is valid in good standing and is not the subject of any expungement or cancellation proceedings. To the best of Amphastar's knowledge, use of the Trade Mark does not constitute infringement of any Person's common law or statutory trade mark rights within the Territory. Amphastar is not aware of any infringement or passing off relating to the Trade Mark within the Territory.

          (b)   The NDA is in full force and effect and, to Amphastar's knowledge, has been duly and validly issued. To Amphastar's knowledge, there is no proceeding by any Governmental Agency pending, nor is any Governmental Agency threatening with respect to Cortrosyn a product recall or market withdrawal, or the revocation or suspension of the NDA. To Amphastar's knowledge all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to the NDA which are required to maintain the NDA in good standing have been filed with the FDA and true and correct copies of such documents have been provided to DRC prior to the Closing Date.

          (c)   To Amphastar's knowledge, as of the Closing Date, the production, manufacture, marketing, distribution and sale of Cortrosyn in the Territory does not infringe any third party's intellectual property rights, and neither Amphastar nor Organon has received any notice, complaint, threat or claim concerning alleging infringement of any patent, trademark or other intellectual property right of any other Person.

        3.1.15    Supply and Manufacture of API

        Organon has agreed to cause Diosynth Inc. or its affiliates to supply to Amphastar and its affiliates or any other party designated by Amphastar the API for the manufacture and sale of the Product (as such term is defined in the Acquisition Agreements) at a price of $180.00 per gram for a period of five (5) years beginning on June 26,2003 in accordance with the terms of the Acquisition Agreements. Organon has agreed to manufacture the Product for Amphastar at a price of $2.70 per vial (subject to adjustment) for a period of three (3) years beginning on June 26, 2003 in accordance with the terms of the Acquisition Agreements. Pursuant to the Acquisition Agreements, Organon has agreed not to sell any Product to any party (other than Amphastar, its affiliates and designates) in the Territory or to any party outside the Territory for sale, distribution or delivery into the Territory.

        3.1.16    Disclosure

        No representation or warranty made by Amphastar in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation or warranty not misleading to a prospective investor seeking full information as to Amphastar, Cortrosyn and the Intellectual Property.

3.2    Representations and Warranties of DRC

        DRC represents and warrants to Amphastar as of the date of this Agreement as follows and acknowledges that Amphastar is relying on such representations and warranties in entering into this Agreement:

        3.2.1    Corporate Matters

          (a)   DRC is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by DRC or, to the best of DRC's knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of DRC.

          (b)   DRC has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is a party. DRC will have on or before Closing taken all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

          (c)   This Agreement and each Closing Document to which it is a party has been or will be duly executed and delivered by DRC, and this Agreement and each such Closing Document constitute a valid and binding obligation of DRC enforceable against it, in accordance with its terms; provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought. .

          (d)   DRC has all necessary corporate power and capacity to carryon its business as is presently carried on by it.

        3.2.2    Absence of Conflicting Agreements

        None of the execution and delivery of, or the observance and performance by DRC of, any covenant or obligation under this Agreement or any Closing Document to which it is a party or the consummation of the transactions contemplated thereby contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

          (a)   any Applicable Law;

          (b)   the constating documents, articles, by-laws, directors' or shareholders' resolutions of DRC or any shareholders agreement or voting trust pertaining to DRC; or

          (c)   any instrument, contract, lease, license, patent or other agreement to which DRC is a party, or by which it or its business or property is bound or affected.

        3.2.3    Consents, Approvals, Etc.

        No consent, approval, license, order or authorization, registration, declaration or filing with or of any Governmental Agency or other Person is required by DRC, in connection with:

          (a)   the execution and delivery by DRC of this Agreement or any Closing Document to which it is a party;

          (b)   the observance and performance by DRC of its obligations under this Agreement and the Closing Documents to which it is a party; or

          (c)   the consummation of any of the transactions contemplated thereby.

3.3    Commission

        Each Party represents and warrants to the other that the other Party will not be liable for any brokerage commission, finder's fee or other like payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party.

3.4    Non-Waiver

        No investigations made by or on behalf of DRC at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by Amphastar herein or pursuant hereto. The acceptance by DRC of any payment in respect of the Royalty Interest shall be deemed not to be a waiver of any of its rights hereunder.

3.5    Survival of Representations and Warranties

        All representations and warranties, made by any Party in this Agreement or in any Closing Document shall survive the Closing, until the expiration of the Term. After such period, neither Party shall have any further liability hereunder with respect to such representations and warranties except with respect to Claims properly made within such period.

3.6    Meaning of Knowledge Qualification

        Where any representation or warranty contained in this Agreement is expressly qualified by reference to the "knowledge of Amphastar" or to the "best of the knowledge and belief of Amphastar", it shall be deemed to refer to the knowledge of any director or responsible senior officer of Amphastar and the knowledge which Amphastar would have had if it had conducted a diligent inquiry into the relevant subject matter. Amphastar confirms to DRC that at least one responsible senior officer of Amphastar has made due and diligent inquiry of such Persons as he or she reasonably considers necessary as to the matters that are the subject of such representations and warranties.

  ARTICLE 4 COVENANTS

4.1    Covenants During the Term

        Amphastar covenants and agrees with DRC that, subject to Closing, during the Term, Amphastar shall, at its own expense, act as follows:

        (a)   Meetings

    If so requested by DRC, senior officers of Amphastar shall, up to four times annually (but not more than once in any Quarter) meet with representatives of DRC at a mutually convenient time and place. At such meetings, Amphastar shall be prepared to discuss matters relating to Cortrosyn and the Intellectual Property (and if requested by DRC provide copies of the relevant documentation), including, if any, product development plans, business plans, budget, expansion activities, comparison to forecast, financial results and projections, patent filings, licensing agreements, co-promotion agreements, distribution agreements, sales agreements, purchase orders, sales and marketing activities pertaining to Cortrosyn and the Intellectual Property. Amphastar shall also provide DRC with timely information pertaining to Cortrosyn with respect to all correspondence with or from the FDA.

        (b)   Financial Information

    Amphastar shall provide to DRC:

            (i)    quarterly unaudited financial statements for Amphastar within 45 days of the end of each of the first three Quarters in each year and within 60 days of the end of the fourth Quarter in each year;

            (ii)   a written report of the Chief Financial Officer of Amphastar as to the financial basis for the calculation of the Royalty Interest including the Net Sales of Cortrosyn for each Quarter within 30 days of the end of each Quarter and in the event of a Backorder, the calculation of the adjusted Royalty Interest in accordance with Section 2.2(g). Such report shall be delivered to DRC simultaneously with the payment of the Royalty Interest by Amphastar to DRC;

            (iii)  annual audited consolidated financial statements of Amphastar and its Affiliates and all other annual financial information provided at the same time and in the same form provided to the shareholders of Amphastar; and

            (iv)  sales projections and marketing plan, if any, with respect to Cortrosyn within 60 days of Amphastar's fiscal year end.

    Amphastar acknowledges and agrees that all financial statements shall be prepared in accordance with GAAP and that the information and materials provided to DRC under clause (i), (ii), (iii) and (iv) may be disclosed or provided to DRC's secured lenders and investors provided such secured lenders and investors enter into a confidentiality agreement pertaining to such information and materials.

        (c)   Audit Right

    If so requested by DRC, DRC shall annually have the right, but not the obligation, to audit Amphastar's books and records and other supporting documentation pertaining to Net Sales of Cortrosyn for any calendar year not previously audited by DRC. Such audit shall be conducted by a recognized accounting firm of DRC's choice. DRC shall give Amphastar reasonable notice prior to having such an audit performed and such audit shall be conducted during regular working hours at Amphastar. Such audit shall be for DRC's account unless the Royalty Interest paid in such period is less than 97% of the royalties due to DRC as calculated pursuant to the audit, in which case Amphastar shall pay for the out-of-pocket cost of the audit. Any shortfall in royalties payable to DRC that is discovered as a result of such audit shall be included in the Royalty Interest, and shall be payable to DRC within 3 Business Days of such audit.

        (d)   Security Agreement

    Amphastar shall on or before Closing execute and deliver a security agreement, substantially in the form of security agreement attached at Schedule D hereto, in favor of DRC as general continuing collateral security for all present and future obligations of Amphastar under this Agreement (the "Security Agreement"), all on the terms set forth in the Security Agreement. Amphastar shall on or before Closing register on behalf of DRC a financing statement in respect of the Security Agreement under the Uniform Commercial Code.

        (e)   Compliance with Law

    Amphastar shall and shall cause its Affiliates to comply with all Applicable Law in connection with the ownership and rights in and the use of the Intellectual Property and with respect to carrying on its business including in particular the manufacture, marketing, sale and distribution of Cortrosyn. Amphastar shall and shall cause its Affiliates to make all filings, renewals, extensions and take all necessary or desirable actions to maintain in good standing ownership and all rights to the Intellectual Property and Product Rights, including the timely filing of all required notices, supplemental applications and annual and other reports with the FDA which are required to maintain the NDA in good standing.

        (f)    Product Liability and Infringement

    Amphastar shall maintain comprehensive product liability insurance in respect of Cortrosyn and in respect of any product liability claims in an amount per claim of not less than $5 million. Maintenance of such insurance coverage will not relieve Amphastar of any responsibility under this Agreement for damage in excess of insurance limits or otherwise. Amphastar shall indemnify, defend and save harmless DRC and its Representatives and from and against any and all Claims which may be made or brought against any such indemnified party as a result of, in respect of or arising out of Cortrosyn or the use of Cortrosyn or any of the Intellectual Property infringing a patent, trade mark, copyright or other intellectual property right or any other right of a third party. Amphastar shall provide DRC with a certificate evidencing such insurance coverage and the insurer's agreement to notify DRC at least sixty (60) days in advance of any cancellation or modification of such insurance.

        (g)   Material Agreements

    Amphastar shall perform, fulfill, comply and discharge all of its obligations under and in accordance with the terms of the Acquisition Agreements and all sales agreements for Cortrosyn.

        (h)   Books and Records

    Amphastar shall maintain at its usual place of business in Rancho Cucamonga, California, up-to-date records, reports, accounts, books and files which shall accurately reflect all particulars known to or under the control of Amphastar which pertain to Cortrosyn and the operation of its business generally.

        (i)    Notification

    Amphastar shall promptly notify DRC in writing of any material adverse change in its business (including, any material adverse event in respect of any contract with respect to Cortrosyn (including any notice of default, suspension, waiver, termination or claim under any of the

    Acquisition Agreements, any notice of a recall of Cortrosyn, or notice with respect to the NDA including any notice of market withdrawal, suspension or revocation) and any Material Adverse Financial Change (including any material adverse change in a budget or sales projections most recently provided to DRC» or the commencement of any litigation against Amphastar, any of its Affiliates or in respect of Cortrosyn or any of the Product Rights or Intellectual Property claiming in excess of $500,000 and each such notification shall contain full particulars of the event or events described therein.

        (j)    DRC's Right to Defend

    Amphastar will not allow any Intellectual Property to lapse or become abandoned nor settle any claim by a third party in respect of Amphastar's or its Affiliates' rights in Cortrosyn, any Intellectual Property or Product Rights or the Acquisition Agreements without 60 days' prior written notification to DRC and in the case of such a settlement proposal, without the prior written approval of DRC. If Amphastar or an Affiliate decides not to defend, enforce or pursue any of its rights with respect to Cortrosyn, the Acquisition Agreements, the Product Rights or the Intellectual Property, DRC shall have the right but not the obligation, at its sole expense, to defend, enforce or pursue such rights for and in the name of Amphastar or the applicable Affiliate and any money or non-monetary consideration received or recovered by Amphastar as a result thereof or in connection or non-monetary consideration therewith shall be held in trust for the sole benefit of DRC and paid by Amphastar in full to DRC (and in the case of any non-monetary consideration, assigned to DRC free and clear of any and all Encumbrances) forthwith after receipt thereof by Amphastar or such Affiliate without deduction, set-off or counterclaim. The amount of such proceeds paid to (and any non-monetary consideration received by) DRC shall be in addition to and not included in the Royalty Interest. Amphastar shall (and shall cause its applicable Affiliate(s) to) co-operate in all reasonable respects with DRC's defense, enforcement or pursuit of such rights but at the expense of DRC (including, if required to obtain standing in any such action, appearing in the pleadings or legal proceedings at the direction of DRC and its counsel, at the cost of ORC). Amphastar shall provide to DRC, in confidence, all files, books, records and other information in its possession or control which may be relevant to assist DRC in the defense, enforcement or pursuit of such rights.

        (k)   Power of Attorney

    Amphastar hereby appoints DRC as its attorney-in-fact, with full authority in the place and stead of Amphastar and in the name of Amphastar, or otherwise, from time to time in DRC's discretion to take any action and to execute any instrument consistent with the terms of this Agreement, which DRC may deem necessary or advisable for the purpose of exercising any rights granted to DRC pursuant to Section 4.1 (j) hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable. Amphastar hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

        (l)    Maximize Returns

    Amphastar shall use all commercially reasonable efforts to maximize the Royalty Interest in the Territory, including through selling, manufacturing, marketing, promoting, producing and obtaining regulatory approvals for Cortrosyn, obtaining and maintaining all Registrations for Cortrosyn and maintaining, protecting, pursuing and defending its rights under the Intellectual Property. Amphastar agrees to act in good faith and to avoid structuring its business and affairs in a manner which would allow it to avoid having to fulfill the spirit of this Agreement.

        (m)  Negative Covenant

    Without the prior written consent of DRC, Amphastar shall not and shall cause its Affiliates not to (i) sell, assign, transfer, license, deliver or otherwise dispose (each a "disposition"), other than the assignment by way of security of certain collateral granted to Organon under the Organon Security Agreement, of any of the Intellectual Property or Product Rights, its ownership or rights in Cortrosyn or any of its rights in and benefits under the Acquisition Agreements; (ii) waive expressly or by course of conduct, amend, cancel or terminate, or exercise any of Amphastar's rights under the Acquisition Agreements; (iii) create or permit to exist any Encumbrance on the Collateral as defined in and under the Security Agreement other than the Organon Security Agreement; (iv) fail to f1l1fill its obligations under the Acquisition Agreements; (v) consent to any assignment of any of the Acquisition Agreements by Organon; (vi) agree to do any of the foregoing; or (vii) take such other action, if such action would or is reasonably likely to reduce or otherwise adversely affect the Royalty Interest or cause any representation or warranty set forth in Section 3.1 or Section 3 of the Security Agreement to become untrue as of the date of such action. For avoidance of doubt, any disposition referred to in clause (i) above shall be subject to DRC's rights under this Agreement and the Security Agreement and shall only be made by Amphastar or its Affiliates with the prior written consent of DRC.

        (n)   Non-Monetary Consideration

    Amphastar shall not, without the prior written consent of DRC, accept or solicit any non-monetary consideration in respect of the sale of Cortrosyn.

        (o)   Discharge of Organon Security

    Forthwith upon payment in full to Organon of the balance of the purchase price as set forth in the Sale Agreement; Amphastar shall obtain a release and discharge from Organon of all Encumbrances held by Organon and shall ensure that all registrations and filings necessary or desirable to effect or record the release and discharge are made including a UCC-3 financing statement.

ARTICLE 5
CLOSING

5.1    Closing

        Subject to this Article 5, the payment of the Invested Amount shall be completed (the "Closing") at 4:00 PM, on August 5, 2003 or at such other time or date as the parties may agree (such date being herein referred to as the "Closing Date").

5.2    Deliveries by DRC

        DRC hereby agrees to deliver to Amphastar at the Closing a wire transfer to an account designated by Amphastar in writing prior to Closing in the sum of $8 million, representing payment of the Invested Amount in full by wire transfer to the following account:

Beneficiary Bank Name:	Cathay Bank
Beneficiary Bank ABA No.:	122203950
Beneficiary Bank Address:	777 North Broadway, Los Angeles, CA 90012
Beneficiary Name:	Amphastar Pharmaceuticals, Inc.
Beneficiary Account No.:	14012529
Beneficiary Address:	11570 6th Street, Rancho Cucamonga, CA 91730

5.3    Deliveries by Amphastar

        Amphastar covenants and agrees to deliver to DRC, each in fonn satisfactory to DRC:

        (a)   at the Closing, such other documents and instruments as DRC may reasonably require to give effect to and carry out the transactions contemplated herein, including a receipt from Amphastar for the Invested Amount, and the Security Agreement.

        (b)   at the Closing, a subordination agreement among Organon, Amphastar and DRC granting to DRC the right to cure a default by Amphastar in any payments of the purchase price pursuant to the Sale Agreement.

        (c)   on a best-efforts basis, within 15 Business Days of the Closing Date, a release agreement executed by Cathay Bank, UCC-3 financing statement and other documentation satisfactory to DRC to affect the release and discharge of the Encumbrance of Cathay Bank on the Collateral as defined in and under the Security Agreement. A failure by Amphastar to deliver to DRC, within 60 days of the Closing Date, a release agreement executed by Cathay Bank, UCC-3 financing statement and other documentation satisfactory to DRC to affect the release and discharge of the Encumbrance of Cathay Bank on the Collateral as defined in and under the Security Agreement shall constitute an Event of Default under the Security Agreement.

5.4    DRC's Conditions

        The obligation of DRC to pay the Invested Amount and to consummate the transactions otherwise contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of DRC and may be waived by it in whole or in part):

        (a)   Performance of Covenants

    Amphastar shall have observed or performed in all respects, all of its obligations, covenants and agreements and fulfilled all of its conditions hereunder to be observed, performed or fulfilled at or before the time of Closing.

        (b)   Receipt of Closing Documentation

    Amphastar shall have executed and delivered all of the Closing Documents and made such other deliveries as contemplated in Section 5.3.

        (c)   DRC Board Approval

    The board of directors of DRC shall have authorized the execution and delivery of this Agreement by DRC, the completion of the transactions contemplated in this Agreement and the performance of its obligations hereunder.

        (d)   Due Diligence

    DRC shall be satisfied in all material respects, in its sole discretion, with the results of its due diligence with respect to Cortrosyn, Amphastar, including its capability to manufacture, sell and distribute Cortrosyn, the Intellectual Property, the Acquisition and all financial and technical information with respect thereto.

        (e)   Consents and Approvals

    Amphastar shall have obtained all requisite third-party consents and approvals to enable Amphastar to complete the transactions contemplated by this Agreement, to perform its obligations hereunder and to perfect its security interest in the Collateral as defined in and under the Security Agreement including the consent of Organon to the cure right as contemplated in Section 5.3(d).

5.5    Amphastar's Conditions

        The obligation of Amphastar to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of Amphastar and may be waived by it in whole or in part):

          (a)   Performance of Covenants

      DRC shall have observed or performed in all respects, all of its obligations, covenants and agreements and fulfilled all of its conditions hereunder to be observed, performed or fulfilled by it at or before the time of Closing.

          (b)   Receipt of Closing Documentation

      DRC shall have executed and delivered all of the Closing Documents and paid the Invested Amount as contemplated in Section 2.1.

5.6    Waiver

        Any Party may waive, by notice to the other Parties, any condition set forth in this Article 5 which is for its benefit. No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.

5.7    Failure to Satisfy Conditions

        If any condition set forth in Section 5.4 or 5.5 is not satisfied on or before the time of Closing, the Party entitled to the benefit of such condition (the "First Party") may terminate this Agreement by notice in writing to the other Party. Upon such notice being given, the First Party shall be released from all obligations hereunder. If the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement (a) are, or were during the period between the date hereof and the Closing Date, reasonably capable of being performed or caused to be performed by the other Party or (b) have not been satisfied by reason of a default by the other Party hereunder, the other Party shall be in breach of its obligations hereunder; otherwise the other Party shall also be released from all obligations hereunder.

ARTICLE 6
INDEMNIFICATION

6.1    Mutual Indemnifications for Breaches of Warranty, etc.

        Amphastar agrees with DRC and DRC agrees with Amphastar (the Party agreeing to indemnify another Party, its Representatives and their respective heirs, legal representatives, successors and assigns being called the "Indemnifying Party" and the Party including its Representatives and their respective heirs, legal representatives, successors and assigns to be indemnified being called collectively, the "Indemnified Party") to indemnify and save harmless the Indemnified Party, effective as and from the date hereof, from and against any claims, demands, actions, causes of action, damage, loss, cost, liability or expense (excluding those of an indirect or consequential nature) (the "Claims") which may be made or brought against the Indemnified Party or which it may suffer or incur as a result of, in respect of, or arising out of any non-fulfillment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained herein. Any amount which an Indemnifying Party is liable to pay to an Indemnified Party pursuant to this Section shall bear interest at a rate per annum equal to the Prime Rate plus 5% per annum, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of a Claim, to the date of payment by the Indemnifying Party to the Indemnified Party. Any amount which an Indemnifying Party is required to pay to an Indemnified Party pursuant to this Section or pursuant to Section 6.2 (including interest thereon) is called an "Indemnified Loss". The foregoing obligation of indemnification in respect of such Claims shall be subject to the limitation set forth in Section 3.5 hereof respecting the survival of the representations and warranties of the Parties. The Indemnified Party shall use reasonable commercial efforts to minimize the amount of the Indemnified Loss.

6.2    Third Party Claims

        If a Claim is made against an Indemnified Party by a third party for which the Indemnified Party may be entitled to indemnification under Section 6.1, the Indemnified Party shall give notice (the "Indemnity Notice") to the Indemnifying Party specifying the particulars of such claim within 30 days after it receives notification of the Claim. Failure to give such notice within such time period shall not prejudice the rights of an Indemnified Party except to the extent that the failure to give such notice materially adversely affects the ability of the Indemnifying Party to defend the Claim or to cure the breach or incorrectness of the representation, warranty, covenant or agreement giving rise to the Claim. The Indemnifying Party shall have the right to participate in any negotiations or proceedings with respect to such Claim at its own expense. The Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has not, within 15 Business Days after the giving of the Indemnity Notice, given notice to the Indemnified Party that it wishes to dispute such Claim. If the Indemnifying Party does give such a notice,

        (a)   it shall have the right at its own cost and expense to assume the defense of such Claim and to defend such Claim in the name of the Indemnified Party;

        (b)   the Indemnified Party shall be entitled to participate in such defense at its own expense; and

        (c)   the Indemnifying Party shall not settle or compromise such Claim, without the prior written consent of the Indemnified Party unless such settlement or compromise involves no admission of liability by or on behalf of the Indemnified Party and includes a full and final comprehensive release of the Indemnified Party.

        The Indemnified Party shall provide to the Indemnifying Party, in confidence, all files, books, records and other information in its possession or control which may be relevant to the defense of such Claim. The Indemnified Party shall co-operate in all reasonable respects in the defense of such Claim but at the expense of the Indemnifying Party. If the Indemnifying party fails, after the giving of such notice, diligently and reasonably to defend such Claim throughout the period that such Claim exists, its right to defend the Claim shall terminate and the Indemnified Party may assume the defense of such Claim at the sole expense of the Indemnifying Party. In such event, the Indemnified Party may compromise or settle such Claim, without the consent of the Indemnifying Party.

6.3    Agency for Representatives

        Each Party agrees that it accepts the indemnity under this Agreement in favor of any of its Representatives as agent and trustee of that Representative. Each Party agrees that the Indemnified Party may enforce an indemnity in favor of any of its Representatives on behalf of that Representative.

ARTICLE 7
GENERAL

7.1    Amendment

        This Agreement may be amended or supplemented only by a written agreement signed by each Party.

7.2    Remedies Cumulative and Waivers

        The rights and remedies of DRC under this Agreement and the Security Agreement and under any other document or instrument executed pursuant hereto or thereto are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purp0se for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

7.3    Performance on Holidays

        If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

7.4    Financial Reporting Standards

        All accounting and financial terms used herein and the treatment of any accounting matter contemplated herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with GAAP.

7.5    Expenses

        Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants. Notwithstanding the foregoing, Amphastar shall pay DRC forthwith on demand by DRC for all expenses it incurs in connection with maintaining, protecting, realizing, disposing or enforcing its security under the Security Agreement including all reasonable fees and expenses of its legal counsel, other representatives or consultants.

7.6    Time

        Time is of the essence of this Agreement and each of its provisions.

7.7    Notices

        Any notice, demand or other communication (in this Section, a "notice") required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

          (a)   delivered in person during normal business hours of the recipient on a Business Day and left with a receptionist or other responsible employee of the recipient at the relevant address set forth below;

          (b)   except during any period of actual or imminent interruption of postal services due to strike, lockout or other cause, sent by registered mail or by courier for next Business Day delivery; or

          (c)   sent by Transmission, charges prepaid and confirmed by registered mail or courier as provided in Subsection (b);

      in the case of a notice to Amphastar at:

      Amphastar Pharmaceuticals, Inc.
      11570 6th Street
      Rancho Cucamonga
      California 91730

      Attention: Chief Financial Officer
      Fax No.: (909) 980-6139
      Email: DavidN@Amphastar.com

      and in the case of a notice to DRC at:

      Drug Royalty USA, Inc.
      Bank of America Center
      101 Convention Center Drive
      Suite 850, P.O. Box 50401
      Las Vegas, Nevada 89109

      Attention: Behzad Khosrowshahi
      Fax No.: (702) 58-36519
      Email: bk@drugroyalty.com

      with a copy to Fasken Martineau DuMoulin LLP at:

      66 Wellington Street West
      Suite 4200, Toronto Dominion Bank
      Tower Box 20, Toronto-Dominion Centre
      Toronto; Ontario
      M5K lN6

      Attention: Scott Conover
      Fax No.: (416) 364-7813
      Emai1: sconover@tor.fasken.com

        Any notice so given shall be deemed to have been given and to have been received on the day of delivery, if so delivered, on the fifth Business Day (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause) following the mailing thereof, if so mailed, and on the day following the day notice was sent by Federal Express courier or by Transmission, provided such day is a Business Day and if not, on the first Business Day thereafter. Addresses for notice may be changed by giving notice in accordance with this Section.

7.8    Assignment

        This Agreement or any or all of the rights or obligations hereunder may not be assigned by either Amphastar or DRC without the prior written consent of the other, provided that (i) Amphastar, without such consent, may assign the entire Agreement and its rights and obligations hereunder to an arm's length bona fide third party in connection with the transfer or sale of all or substantially all of its assets or business, or in the event of its merger or consolidation or change in control or similar transaction and provided that such assignment includes the Security Agreement and the Acquisition Agreements and the assignee assumes the obligations of Amphastar hereunder and thereunder, and (ii) DRC may assign this Agreement in whole or in part by way of security to a financial institution or other lender and/or to an Affiliate of DRC and/or as part of a sale of a material part of DRC whether by way of a reorganization or otherwise, without the consent of Amphastar, provided DRC gives written notice of such assignment to Amphastar. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns.

7.9    Further Assurances

        Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and/or executed, in order to give full effect to the provisions of this Agreement and the Closing Documents. Without limiting the generality of the foregoing, DRC and Amphastar agree to co-operate on any applicable accounting or tax issues arising from the transaction contemplated hereby.

7.10    Independent Parties

        Nothing contained in this Agreement shall in any way or for any purpose constitute any Party a partner of any other Party in the conduct of any business or otherwise or a member of a joint venture or joint enterprise or create any fiduciary relationship among them. Except as set forth in Sections 4.1 G) and 4.1 (k), neither of Amphastar on the one hand or DRC on the other shall have any authority to act for or to assume any obligation or responsibility on behalf of the other and neither of Amphastar on the one hand or DRC on the other shall have any authority to bind the other to act or to undertake any obligation or responsibility whatsoever.

7.11    Public Announcements

        The Parties agree to discuss and co-ordinate all public announcements concerning the transactions contemplated herein except as may be necessary, in the opinion of counsel to the Party making such disclosure, to comply with the requirements of any Applicable Law. If any such public statement or release is so required, the Party making such disclosure shall, where practicable, consult with the other Party prior to making such statement or release and shall use reasonable efforts acting in good faith, to agree upon a text for such statement or release which is satisfactory to both Parties. Subject to the Closing, Amphastar and DRC will discuss and agree on the appropriate method for making a joint announcement about such Closing.

7.12    Severability

        If any covenant, obligation or provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each covenant, obligation and provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by Applicable Law.

7.13    Specific Performance

        Each of the Parties hereto acknowledges that the other Party may have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, each of the Parties agrees that the other Party shall have the right, in addition to any other rights it may have (whether at law or in equity), to equitable remedies such as injunction and specific performance of this Agreement.

7.14    Third Party Beneficiary

        Nothing in this Agreement or in any agreement entered into pursuant hereto or in connection herewith is intended expressly or by implication to, or shall, confer upon any person other than the Parties and their respective Representatives, any rights or remedies of any kind.

7.15    Counterparts

        This Agreement may be executed in any number of counterparts and by facsimile transmission. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

7.16    Facsimile Execution

        To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to the other Party by facsimile transmission. That Party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Party.

7.17    Confidentiality

        All information furnished by DRC to Amphastar or by Amphastar to DRC in connection with this Agreement and the transactions contemplated hereby, as well as the terms, conditions and provisions of this Agreement, shall be kept confidential by Amphastar and DRC and shall be used by Amphastar and DRC only in connection with this Agreement and the transactions contemplated hereby, except in connection with the enforcement of rights or exercise of remedies under this Agreement and the Security Agreement and except to the extent that such information (i) is already known by the party to whom the information is disclosed or in the public domain at the time the information is disclosed, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is required to be disclosed in any document to be filed with any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign or (iv) is required to be disclosed under securities laws or regulations applicable to DRC or its affiliates, or by court order. Notwithstanding the foregoing, either Party may disclose such information to its Affiliates, directors, officers, investors, bankers, advisors, trustees and representatives, provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 7.17.

7.18    WAIVER OF JURY

        FOR THE PURPOSES OF ANY LITIGATION COMMENCED IN THE UNITED STATES, EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT; OR (B) ARISING FROM OR RELATING TO ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT; AND AGREES THAT ANY SUCH LITIGATION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY HEREBY ACKNOWLEDGES THAT THE OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS IN THIS SECTION 7.18.

7.19    Service of Process

        Each Party irrevocably consents to the service of process out of the courts of the State of New York in accordance with the local rules of civil procedure or by mailing a copy thereof, by registered mail, postage prepaid to such Party at the address of such Party, or by sending a copy thereof by facsimile or by email in pdf format to such Party at the facsimile number or email address of such Party determined under Section 7.7.

        [signature page to follow]

        TO WITNESS THEIR AGREEMENT, the Parties have duly executed this Agreement as of the date first above written.

AMPHASTAR PHARMACEUTICALS, INC.
By:	/s/ DAVID W. NASSIF
Name:	David W. Nassif
Title:	Chief Financial Officer
DRUG ROYALTY USA, INC.
By:
Name:	Behzad Khosrowshahi
Title:	President and CEO

        TO WITNESS THEIR AGREEMENT, the Parties have duly executed this Agreement as of the date first above written.

AMPHASTAR PHARMACEUTICALS,. INC.
By:
Name:	David Nassif
Title:	Chief Financial Officer
DRUG ROYALTY USA, INC.
By:	/s/ BEHZAD KHOSROWSHAHI
Name:	Behzad Khosrowshahi
Title:	President and CEO

SCHEDULE A
DEFINITIONS

        "Acquisition" has the meaning ascribed thereto in recital B to this Agreement.

        "Acquisition Agreements" has the meaning ascribed thereto in subsection 3.1.5(a).

        "Active Pharmaceutical Ingredient" or "API" means the drug substance cosyntropin, and any analog, derivative, improvement or variation of such active pharmaceutical ingredient.

        "Affiliate" means a Person which, directly or indirectly, controls, is controlled by or is under common control with another.

        "Agreement" means this agreement, all attached schedules and any agreement, or schedule supplementing or amending this agreement. All uses of the words "hereto", "herein," "hereof," "hereby" and "hereunder" and similar expressions refer to this Agreement and not to any particular section or portion of it. References to an Article, Section, Subsection, or Schedule refer to the applicable article, section, subsection, or schedule of this Agreement.

        "Applicable Law" means, in respect of any Person, property, transaction or event, any statute, law, ordinance, rule, regulation, regulatory policy, by-law, order, judgment, decree or restriction of any kind whatever applicable to that Person, property, transaction or event.

        "Business Day" means any day of the week other than a Saturday, Sunday or statutory or civic holiday observed in each of Toronto, Ontario and Rancho Cucamonga, California.

        "Claim" has the meaning ascribed thereto in Article 6.

        "Closing" and "Closing Date" have the respective meanings ascribed thereto in Section 5.1.

        "Closing Document" means any document, instrument, undertaking or agreement made or delivered pursuant to or in connection with this Agreement.

        "Confidentiality Agreement" means that certain confidentiality agreement entered into by and between Amphastar and DRC dated November 7, 2002.

        "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession of the power, in law or in fact, to direct or cause the direction of the management and policies of a Person, whether through legal and beneficial ownership of a majority of voting securities or other equity interests, by agreement or otherwise.

        "Cortrosyn" means a pharmaceutical preparation containing the Active Pharmaceutical Ingredient, in all doses, for all indications and diseases, whether approved by a Governmental Agency or not, using any delivery mechanism and including any improvement, variation, any minor chemical alteration, new generation or product line extensions, and any product or combination of products with a chemical or biological formulation that contains the Active Pharmaceutical Ingredient, manufactured and/or sold by or on behalf of Amphastar, its Affiliates, licensees, distributors or agents under the Trade Mark or any other name.

        "Encumbrance" means any encumbrance of any kind whatsoever, actual or contingent, fixed or floating, including any security interest, mortgage, lien, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising).

        "Excess Cash Flow" for any month means the sum (without duplication) of the gross receipts of Amphastar from all sources minus (i) all cash operating costs of Amphastar actually incurred in the ordinary course of business including all interest expense and scheduled repayments of bank indebtedness, capital lease obligations and other liabilities which in accordance with GAAP would be classified upon the balance sheet of Amphastar as long term debt that was either existing at the time of payment by DRC of the Additional Invested Amount (and the scheduled repayments thereof have not, without the prior written consent of DRC, been amended or otherwise modified or altered) or was actually incurred subsequently by Amphastar in accordance with an annual budget prepared by Amphastar and approved in writing by DRC or otherwise with the prior written consent of DRC; minus (ii) any cash expenditure that, in conformity with GAAP, would be required to be classified as a capital expenditure and was actually incurred by Amphastar in accordance with an annual budget prepared by Amphastar and approved in writing by DRC or otherwise with the prior written consent of DRC.

        "FDA" means the U.S. Food and Drug Administration.

        "Financial Statements" means the audited consolidated financial statements of Amphastar for the twelve-month period ending as at December 31,2001 and 2002 and the unaudited consolidated financial statements for the 3 month period ended March 31, 2003.

        "GAAP" means U.S. generally accepted accounting principles, unless specifically provided to the contrary herein, from time to time approved by the Financial Accounting Standards Board, or any successor institute, applicable as at the date on which any calculation or determination is required to be made in accordance with generally accepted accounting principles.

        "Governmental Agency" means any domestic or foreign government whether federal, state, provincial or municipal and any governmental agency, governmental authority, regulatory authority, governmental tribunal or governmental commission of any kind whatever including the FDA.

        "Including", when used herein or in any Closing Document, means "including without limitation" and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

        "Indemnified Party" has the meaning ascribed thereto in Article 7.

        "Indemnifying Party" has the meaning ascribed thereto in Article 7.

        "Indemnity Notice" has the meaning ascribed thereto in Article 7.

        "Invested Amount" has the meaning ascribed thereto in Section 2.1.

        "Intellectual Property" means all of Amphastar's existing or hereafter acquired right, title and interest in the Territory in and to the Patent Rights, Trade Marks, Trade Secrets, domain names and internet addresses, know-how and other intellectual property relating to, associated with, covering or embodying Cortrosyn or the Active Pharmaceutical Ingredient.

        "Material Adverse Financial Change" means any change, event, occurrence or change in the state of facts that has or could be expected to have a material adverse effect on the financial condition of Amphastar.

        "NDA" means the application (U.S. NDA Number 16-750) for Cortrosyn prepared pursuant to applicable FDA regulations and filed by Organon with the FDA for authorization to market Cortrosyn within the United States, including all additions, supplements, extensions and modifications thereto made prior to or during the Term; and transferred by Organon to Amphastar pursuant to the Sale Agreement.

        "Net Sales of Cortrosyn" means (a) gross revenues from sales of Cortrosyn in the Territory by Amphastar, its Affiliates, licensees, distributors and agents to a purchaser (including, a wholesaler or group purchasing organization and any licensee under Bankruptcy Code Section 365(n)(2)) less deductions actually allowed or specifically allocated to Cortrosyn by such vendor in accordance with GAAP for:

          (i)    trade, quantity and cash discounts allowed on Cortrosyn;

          (ii)   allowances or credits to customers on account of rejection or return of Cortrosyn; and

          (iii)  rebates to customers;

          (iv)  charge backs to wholesalers; and

          (v)   group purchasing organization administration fees

but without any other deduction, including for withholding taxes, other taxes, bad debts, allowance for doubtful accounts, co-management fees, development expenses, educational and promotional expenses or any other expenses, but in no event shall such deductions in aggregate exceed 17.4% of gross revenues from sales of Cortrosyn in the Territory; and (b) all amounts recovered by or paid to Amphastar pursuant to a settlement, order or judgment in respect of any claim or legal proceeding relating to Cortrosyn or any of the Product Rights or Intellectual Property or any right of Amphastar to manufacture, market, sell or distribute Cortrosyn or the ownership or rights of Amphastar to any of the Product Rights or Intellectual Property. For the purposes hereof, "gross revenues" shall mean units shipped times (a) the purchase price in the case of indirect sales through wholesalers and (b) the contract price in the case of direct sales to customers and shall be determined in accordance with GAAP, consistently applied.

        "Parties" means Amphastar and DRC, collectively, and "Party" means each of them.

        "Patent Rights" means all of Amphastar's existing or hereafter acquired right, title and interest in the Territory to the patents and patent applications claiming, relating to or associated with Cortrosyn or the Active Pharmaceutical Ingredient and all improvements thereto made by Amphastar or its Affiliates, including, all divisions, continuations, partial continuations, extensions, substitutions, confirmations, registrations, revalidations, additions or reissues of or to any of the patents or patent applications.

        "Person" includes an individual, body corporate, partnership, joint venture, co-operative, trust or unincorporated organization, Governmental Agency or any agency or instrumentality thereof, or any other entity recognized by law.

        "Prime Rate" for any day means the rate of interest expressed as a rate per annum that JP Morgan Chase establishes at its head office in the city of New York, as a reference rate of interest that it will charge on that day for US Dollar demand loans to its corporate customers in the United States and which it at present refers to as its prime rate.

        "Product Rights" means all of the rights to Cortrosyn acquired by Amphastar under the Acquisition Agreements including the NDA, copies of all FDA files, regulatory files and formulae for Cortrosyn and the most recent master batch record for Cortrosyn.

        "Purchased Assets" has the meaning ascribed thereto in the Sale Agreement and includes the Product Rights and Intellectual Property.

        "Quarter" means a calendar quarter ending on March 31, June 30, September 30 and December 31 in each calendar year.

        "Registration" means the obtaining of all approvals and authorizations under Applicable Law to legally manufacture, package, market, distribute, promote, offer for sale and sell Cortrosyn to end users in the Territory.

        "Representative" means each Affiliate of a Party and the respective directors, officers, employees and agents of such Party and its Affiliates.

        "Royalty Interest" has the meaning assigned thereto in subsection 2.2(a).

        "Security Agreement" has the meaning assigned thereto in subsection 4.1(d).

        "Tax Returns" means all reports, returns and other documents filed or required to be filed by Amphastar and its Affiliates in respect of Taxes or in respect of or pursuant to any Applicable Law.

        "Taxes" means all national, federal, provincial, state, municipal, local, foreign or other taxes, imposts, levies, assessments and government fees, charges or dues, lawfully levied, assessed or imposed and all interest and penalties thereon.

        "Term" has the meaning assigned thereto in Section 2.3.

        "Territory" means the United States of America and its respective territories and possessions.

        "Trade Mark" means the United States trade mark Cortrosyn® registration number 779366 any and all United States trade marks, service marks or symbols, trade devices, certification maries, trade names and applications therefor in respect of, associated with or relating to Cortrosyn now or hereafter filed by or issued, licensed or assigned to or under the control of or owned under common law by Amphastar or its Affiliates in the Territory and including all reissues, extensions, continuations, renewals, supplements or amendments thereto.

        "Trade Secrets" means all information, technical data, experimental procedure, scientific and medical information invented, developed, controlled or acquired prior to or during the Term by or on behalf of Amphastar or its Affiliates in the Territory relating to the development, manufacturing, distributing, marketing, promoting, offering for sale or sale of Cortrosyn, the Active Pharmaceutical Ingredient or the Product Rights, including all information contained in health and marketing registration applications filed by or on behalf of Amphastar or its Affiliates or Organon or its Affiliates relating to Cortrosyn, and all pre-clinical and clinical data, product forms, specifications and manufacturing data relating to Cortrosyn, the Active Pharmaceutical Ingredient or the Product Rights, including all Technical Information (as such term is defined in the Sale Agreement).

        "Transmission" means any electronic means of sending messages, including facsimile transmission and email which produces a paper record.

SCHEDULE B
ILLUSTRATION OF CALCULATION
OF ROYALTY INTEREST UNDER SECTION 2.2(g)

1.
If the inventory shortage giving rise to the Backorder commences in the third month of Quarter 1, Net Sales of Cortrosyn in Quarter 1 (before the Section 2.2(g) adjustment) are $3 million, the Backorder is $2 million and is filled by the sale of Cortrosyn in Quarter 2:

(a)
Royalty Interest under Section 2.2(a) = (23% X 2,500,000) + (3% X 500,000) = $590,000 (calculated and paid in first 30 days of Quarter 2).

(b)
Section 2.2(g) adjustment (calculated and paid in first 30 days of Quarter 3) is the difference between the Net Sales of Cortrosyn of $3 million plus the $2 million of Backorders calculated pursuant to Section 2.2(a) and the Royalty Interest calculated under subparagraph (a) above. DRC's entitlement under Section 2.2(g) = [(23% X 2,500,000) + (3% X 2,500,000)] - $590,000 = $60,000.

2.
If the inventory shortage giving rise to the Backorder commences in the third month of Quarter 1, Net Sales of Cortrosyn in Quarter 1 (before the Section 2.2(g) adjustment) are $5 million, the Backorder is $3 million and is filled by the sale of Cortrosyn in Quarter 2:

(a)
Royalty Interest under Section 2.2(a) = (23% X 2,500,000) + (3% X 2,500,000) = $650,000 (calculated and paid in first 30 days of Quarter 2).

(b)
Section 2.2(g) adjustment (calculated and paid in first 30 days of Quarter 3) is the difference between the Net Sales of Cortrosyn of $5 million plus the $3 million of Backorders calculated pursuant to Section 2.2(a) and the Royalty Interest calculated under subparagraph (a) above. DRC's entitlement under Section 2.2(g) = [(23% X 2,500,000) + (3% X 2,500,000) + (1% X 2,500,000)] - $650,000 = $25,000.

SCHEDULE C
REPRESENTATIONS AND WARRANTIES—DISCLOSURE

C-1

SCHEDULE D
FORM OF SECURITY AGREEMENT

D-1

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Exhibit 10.9